February 23, 1998


VIA TELECOPIER
--------------

Chic By H.I.S, Inc.
1372 Broadway
New York, NY  10018
Attention: Burton M. Rosenberg


Gentlemen:

                  Reference is made to the Registration Rights Agreement, dated as of November 20, 1992 (the "Registration Rights Agreement"), among Chic By H.I.S, Inc., formerly known as Henry I. Siegel Holding Corp. (the "Company"), Jesse S. Siegel and certain lenders of the Company named therein. Capitalized terms used herein and not defined have the meanings ascribed to them in the Registration Rights Agreement.

                  Pursuant to Section 2.1 of the Registration Rights Agreement, I hereby make a request for the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of all of the Registrable Securities which I currently own, consisting of 500,000 shares of common stock, $.01 par value share, of the Company ("Common Stock"). While I have no present intention to dispose of my Registrable Securities, I would like to have the flexibility to do so in the future. In that regard, please include language in the "Plan of Distribution" section of the Registration Statement that would permit me to sell such Registrable Securities from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers, in transactions on The New York Stock Exchange, in privately negotiated transactions or by any other lawful means.

                  In addition, because I may be deemed to be an "affiliate" (as defined in Rule 144 of the Securities Act) of the Company, I hereby request that the other 650,043 shares of Common Stock which I currently own (including 10,000 shares purchasable upon the exercise of outstanding options) (the "Additional Securities") be included in such Registration Statement. In consideration for including such Additional Securities in the Registration Statement, I agree to reimburse the Company for the $1,594 filing fee incurred by the Company as a result of

Chic By H.I.S, Inc.
February 23, 1998
Page 1

including the Additional Securities in the Registration Statement and to pay the Company $23,406 as additional consideration. Finally, considering the trading volume of the Common Stock on The New York Stock Exchange, I believe that it would be mutually beneficial to the Company and myself to extend the period during which the Registration Statement is required to remain effective from 150 days to 270 days.

                  Kindly sign this letter in the space provided below to confirm
(a) that the Company will effect the registration of my Registrable Securities in accordance with the Registration Rights Agreement, and (b) that the Company agrees to include the Additional Securities as described above in the same Registration Statement on the terms described above.

                                            Very truly yours,


                                            /s/ Jesse S. Siegel
                                            -------------------
                                            Jesse S. Siegel

AGREED AND ACCEPTED:

CHIC BY H.I.S, INC.

By: /s/ Burton M. Rosenberg
--------------------------------
Name:   Burton M. Rosenberg
Title:  Chief Executive Officer